Exhibit 10.3

Amendment No. 1 to MSA

(Amends Schedule 15.1 and Other MSA Provisions in Order to

Provide for Partial Shift Rates, Discounted Rates

and Utilization Commitments)

Note: Certain portions have been omitted from this Agreement in accordance with a request for confidential treatment submitted to the Securities and Exchange Commission. Omitted information has been replaced with an asterisk. Omitted information has been filed separately with the Securities and Exchange Commission.

This Amendment No. 1 is dated September 18, 2009; and is effective May 14, 2009 (“Amendment Effective Date”).

WHEREAS intelenet Global Services Private Limited and Apria Healthcare, Inc. have entered into a Master Services Agreement dated May 14, 2009 (“MSA”); and

WHEREAS the Parties intend to modify certain clauses in Schedule 15.1 to the MSA with respect to compensation for voice related Services.

IT IS NOW WITNESSETH HEREUNDER THAT:

From the Amendment Effective Date, the parties agree that Schedule 15.1 (Establishment of Provider Compensation Under SOWs) be modified as follows:

1.	The Parties have agreed to create intermediate rates for partial shifts, to discount the rates for voice FTEs by * % from the amounts initially agreed to and documented in the MSA and to add rates for data employees who perform certain limited voice functions. These rates will be effective as on May 14, 2009 and the Parties will make appropriate adjustment of accounts with respect to both prior and ensuing billings and payments promptly after the execution hereof.

2.	The RU Rate Card appearing at the top of Page 5 of Schedule 15.1 to the MSA (“Original RU Rate Card”) is hereby amended and restated in its entirety as follows (“New RU Rate Card”):

    New RU Rate Card (US$) Per FTE Per Annum

*

3.	The guidelines for classification of low, medium and high complexity Services set forth in Schedule 15.1 shall also apply to DVS Provider Personnel. In addition, Provider agrees that DVS Provider Personnel will have access to telephonic and other telecommunications infrastructure and equipment with adequate bandwith and capacity and that such Provider Personnel shall have adequate knowledge of the English language to permit appropriate and efficient understanding and interaction with Payor interactive voice response systems. It is understood that DVS Provider Personnel will not be voice and accent trained and therefore will not be able to engage in voice conversation in the event that a live response is received when accessing an interactive voice response system.

4.	The New RU Rate Card enacted through this Amendment shall take effect as of May 14, 2009, *

5.	*

6.	*

7.	*

8.	For purposes of this Amendment No. 1, FTEs (or FTE equivalents) over any period of time will be calculated on the basis of average monthly FTEs utilized or which should have been utilized by Provider for an average monthly basis for that period.

9.	All capitalized terms used in this Amendment No. 1 will have the meanings given to them in the MSA (or a SOW thereunder) unless otherwise defined in this Amendment No. 1.

10.	The modifications, amendments or alterations set forth in this Amendment No. 1 do not amend or waive any other provision of the Agreement or any SOW thereunder.

IN WITNESS WHEREOF the Parties have caused this Amendment No. 1 to be executed by their duly authorized representatives.

Intelenet Global Services Private Limited	Apria Healthcare, Inc.

By: /s/ Susir Kumar	By: /s/ James G. Gallas

Name: Susir Kumar	Name: James G. Gallas

Title: CEO and MD	Title: EVP and CAO

Date: 9/22/09

Annex 1

Scenario 1A:

*

Scenario 1B:

*

Annex 2

*